Exhibit 5

August 27, 2002

Great Plains Energy Incorporated
1201 Walnut
Kansas City, MO 64106

     Re:     Registration Statement on Form S-8 Relating to 1,300,000 Additional Shares of Common Stock, Including Related Plan Interests

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by Great Plains Energy Incorporated, a Missouri corporation (the "Company"), with the Securities and Exchange Commission on August 27, 2002 in connection with the registration under the Securities Act of 1933, as amended, of 1,300,000 additional shares of the Common Stock, including related plan interests (the "Common Stock"), of the Company to be offered and sold pursuant to the Employee Savings Plus Plan (the "Plan").

     I have examined the Articles of Incorporation and the By-laws of the Company, the records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Common Stock and such other documents and materials as I have deemed necessary or appropriate to enable me to deliver this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan set forth in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Yours truly,

/s/Jeanie S. Latz
Jeanie S. Latz
Executive Vice President - Corporate
and Shared Services and Corporate
Secretary